Dear Shareholders,
The Board of Directors joins me in extending to you a cordial invitation to attend the 1997 Annual Meeting of Shareholders of ENERGY WEST Incorporated (the Company). The meeting will be held on:
                             THURSDAY, NOVEMBER 20, 1997
                      11:00 A.M. MOUNTAIN STANDARD TIME IN THE
                    MISSOURI ROOM OF THE GREAT FALLS CIVIC CENTER
located at Park Drive and Central Avenue, Great Falls, Montana, for the following purposes:
1. To elect eight directors to hold office for a one year term and until their respective successors are elected and have qualified.
2.  To ratify the appointment of independent public accountants.
3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on October 20, 1997, are entitled to be present and vote at the meeting; we welcome all shareholders.
                                YOUR VOTE IS IMPORTANT
    Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented. Please sign and date the enclosed proxy and return it promptly in the enclosed envelope (no postage required) to insure that your shares will be represented at the meeting. If you attend the meeting and wish to vote in person, you may, at that time, revoke your proxy and vote at the meeting.

                          BY ORDER OF THE BOARD OF DIRECTORS


                                                      Larry D. Geske
                                                      Chief Executive Officer

                              ENERGY WEST INCORPORATED
                       No. 1 First Avenue South, P.O. Box 2229
                           Great Falls, Montana 59403-2229

               PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD NOVEMBER 20, 1997
GENERAL INFORMATION
The accompanying proxy is being solicited by the Board of Directors of ENERGY WEST Incorporated (the "Company") for the Annual Meeting of Shareholders to be held on November 20, 1997 at 11:00 A.M. Mountain Standard Time, in the Missouri Room of the Great Falls Civic Center located at Park Drive and Central in Great Falls, Montana and any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and a copy of the Company's Annual Report to Shareholders for the year ended June 30, 1997 are being mailed on or about October 22, 1997 to all shareholders of record on October 20, 1997.
A shareholder giving a proxy for use at the meeting may revoke such proxy prior to its exercise either by written notice, to be received by the Secretary of the Company no later than the close of business on November 19, 1997, or by appearing in person at the Annual Meeting and revoking his proxy. If no direction is given, the proxy will be voted for the three proposals set forth in the accompanying Notice of Meeting. A shareholder who has revoked his proxy may choose to vote his shares by executing another proxy or by voting in person at the Annual Meeting or may abstain from voting. A shareholder may, if he deems it advisable, strike the names of management's proxy holders on the accompanying proxy and insert names of his own choosing.
Only shareholders of record at the close of business on October 20, 1997, may vote at the meeting or any adjournment thereof. There are issued and outstanding 2,377,755 shares of Common Stock of the Company, the only class of securities of the Company entitled to vote at the meeting. Each shareholder of record is entitled to one vote for each share registered in his or her name as of the record date, except that each shareholder is entitled to cumulate his votes in electing directors by multiplying the number of votes to which he may be entitled by the number of directors to be elected and casting all such votes for one candidate or distributing them among any two or more candidates. To vote cumulatively, the shareholder must write the words "cumulative for", followed by the number of shares to be voted and name of the nominee or nominees selected on the line provided under item No. 1 of the proxy. The eight nominees for director receiving the highest number of votes at the meeting will be elected.
Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail but, in addition, officers and regular employees of the Company who will receive no extra compensation for their efforts may solicit proxies by telephone, telegraph, or personal calls. So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.
For purposes of determining whether a proposal has received a majority vote, abstentions will not be included in the vote total, and, therefore, will have no effect on the outcome of the vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners of Common Stock who have not returned a proxy (so-called "Broker Non-Votes"), those shares will not be included in the vote totals, and, therefore, will have no effect on the outcome of the vote. Shares held by holders who ar either present in person or represented by proxy who abstain or for whom the authority to vote is withheld on certain matters will, however, be treated as present for quorum purposes on all matters. The Board of Directors is comprised of between five and nine members. Eight directors are currently proposed for election, all of whom, with the exception of Mr. Geske are not employees of the Company. The business affairs of the Company are managed under the general direction of the Board, although it is not involved in day-to-day operations. The Directors met four times since the last annual meeting held November 21, 1996. Seven incumbent members of the Board are standing for reelection. Mr. Richard J. Schulte is presented to shareholders as a nominee for Director for the first time with this proxy mailing.
ELECTION OF DIRECTORS
The following persons have been nominated to serve one-year terms or until their successors are elected and have qualified.
- Ian B. Davidson
- David A. Flitner
- Larry D. Geske
- Dean A. South
- Thomas N. McGowen,  Jr.
- G. Montgomery  Mitchell
- George D. Ruff
- Richard  J. Schulte
Each of the nominees for director is a member of the present Board of
Directors with the exception of Mr. Schulte who is proposed as a board member for the first time with this proxy. It is intended that the proxies in the form enclosed will be voted for the election of the nominees named above by regular or cumulative voting, unless authority to do so is withheld as provided in the proxy. The persons named in the proxy have the right, under the conditions stated in "General Information," page 2, to cumulate their votes and distribute them among the nominees, at their discretion, unless otherwise specifically instructed. If for any reason one or more of the nominees should be unable to serve or refuse to serve as director (an event which is not anticipated), the proxies will be voted for such substitute nominees as the proxy holders may determine. The eight nominees for director receiving the highest number of votes will be elected. The eight nominees are submitted for election at this time in accordance with a resolution adopted by the directors at the Board meeting on September 9, 1997.
                      THE BOARD OF DIRECTORS OF THE COMPANY
                        RECOMMENDS APPROVAL OF EACH NOMINEE.
INFORMATION ABOUT DIRECTORS AS OF JUNE 30, 1997 APPEARS BELOW:
IAN B. DAVIDSON has been a Director of the Company since 1969. Mr. Davidson has served as Chairman and Chief Executive Officer of D. A. Davidson & Co. since 1970. He is a Director of Plum Creek Management Company of Seattle, Washington. DAVID A. FLITNER has been a Director of the Company since 1988. He is owner of Flitner Ranch and Hideout Adventures, Inc.
LARRY D. GESKE has been employed by the Company since 1975. H became President and Director of the Company in 1978, and in 1979, he was appointed to the
position of Chief Executive Officer of the Company.    He is a Director of
American Gas Association as Chairman of the AGA Small Utilities Coordinating Council.
THOMAS N. MCGOWEN, JR. has been a Director of the Company since 1978. Mr. McGowen is a retired attorney and is past President and Chairman of the Board of Pabst Brewing Company. He is a Director of Federal Signal Corporation and Ribi Immunchem Corporation.
G. MONTGOMERY MITCHELL has been a Director of the Company since 1984. Mr. Mitchell was Senior Vice President and Director of Stone and Webster Management Consultants, Inc. from August 1980 until his retirement in 1993 and continues with Stone and Webster as a senior advisor and consultant. Mr. Mitchell is a Director of Mobile Gas Services Corporation (Alabama).
DEAN A. SOUTH has been a member of the Board of Directors since August of 1996. He currently ranches north of Helena, Montana. Mr. South has been active in the management of propane distribution companies for most of his career. In 1991 he retired from that industry having served as Vice President of Western Operation for Heritage Propane Corporation from October of 1989 until his retirement in 1991.
GEORGE D. RUFF has been a member of the Board of Directors since November 1996. Mr. Ruff retired as Vice President of Montana Operations for U. S. West, Incorporated at the end of 1996. He held that position since June of 1983. He has been employed in the telecommunications industry for over thirty years. He is also a director of Norwest Bank, the Political Education Council of Montana, the Montana Taxpayers Association and the Montana Tech Foundation.
RICHARD J. SCHULTE is, and has been since January 1, 1993, President and CEO of International Approval Services, Inc. (IAS). During this period Mr. Schulte held the additional title of Senior Vice President, Laboratories, in the American Gas Association (AGA). In this capacity, he has been responsible for the day to day management of A.G.A. Laboratories, now IAS U.S., one of two operating arms of an IAS joint venture. Prior to the formation of IAS in 1993, Mr. Shulte held the positions of Senior Vice President and Vice President, Laboratories in the A.G.A. He is a director of the American society for Testing and Materials.
THE BOARD AND COMMITTEES OF THE BOARD
The Company has a Compensation Committee which consisted during the fiscal year of Messrs. Davidson, McGowen and Flitner. The Compensation Committee met four times during the year. It has the responsibility to make recommendations to the full board regarding base salaries of officers and certain pay for performance plans or other compensation matters. The Company also has an Audit Committee which during the fiscal year consisted of Messrs. South, Mitchell and Ruff. The Audit Committee met four times during the year and has responsibility of reviewing the annual audit and making recommendations to the full board regarding accounting matters that come to its attention.
Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Directors of the Company are elected at the Annual Meeting of Shareholders and serve until their successors are duly elected and qualified. No director attended fewer than 75% of the board and committee meetings on which he served. The Company paid its outside directors the following fees in the fiscal year:
Annual fee                         $3,000 per year;
Board Meeting Fee                    $750 per Meeting;
Committee Meeting                    $375 per Committee Meeting unless
                                          held in conjunction with a Board
                                          Meeting, in such case the fee for
                                          the meeting is $100.
For Board or Committee meetings held by telephone conference the rate is one half the regular rate indicated above. Furthermore, each Director receives an annual award of Company Stock. The amount of stock purchased is determined by an amount equal to a percentage of Director's compensation equivalent to the highest percentage of compensation paid in incentives to any member of the management incentive plan. For example, if the highest percentage of compensation paid out as incentive under the management incentive plan was 30%, that same 30% would be applied to the total compensation paid to each director during the fiscal year to arrive at a dollar amount. Those incentive dollars would then be utilized to purchase ENERGY WEST stock on behalf of each director. During the fiscal year, the Company accrued in aggregate $21,386 for the purchase of stock in accordance with this plan. The Company also provides natural gas service at a 50% discount to those Directors who reside within the Company's service area.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table following sets forth certain information regarding the beneficial ownership of the Common Stock of the Company on or about June 30, 1997 by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director, and by all executive officers and directors as a group.


Name and Address of Beneficial Owner or Group                           Number of Shares    % Ownership
Ian B. & Nancy Davidson, Flood Road, Gt Falls MT                          612,717 (a)         28%
Larry D. & Sandy Geske, 4 Meadowlark Ridge, Gt Falls MT                    94,981 (b & c)      5% (b & c)
Thomas N. McGowen, Jr.                                                     3,342                  (d)
G. Montgomery Mitchell                                                     7,324                  (d)
David Flitner                                                              3,524                  (d)
Dean South                                                                    50
All executive officers and directors as a group   (12 persons)           804,321              34% (c)(e)

a) Shares shown as owned by the Davidson's are owned in joint tenancy with rights of survivorship, Mr. and Mrs. Davidson have sole power to vote and to dispose of the shares.
(b) Mr. Geske owns 38,108 in his own name with sole power to vote ad dispose of the shares. In addition, he owns 7,000 shares of incentive stock options which could have been acquired within 60 days of June 30, 1997. Mr. Geske also owns jointly with his wife 31,000 shares of stock for which they share the power to vote and dispose of the shares. Included in the above chart are 6,000 shares of stock owned solely by Mrs. Geske and for which she has sole power to vote and dispose of the stock.
(c) That sum also includes 12,873 shares held in the Company's Employee Stock Ownership Plan (ESOP) for Mr. Geske.
(d) consists of less than 1%
(e) share ownership mentioned above has sole investment and voting power unless otherwise noted.
SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file on these dates during fiscal 1993 and each year thereafter. All of these filing requirements were satisfied by its directors and ten percent holders in fiscal year 1994. However, in fiscal 1995, Larry Geske failed to timely report on the purchase of 10,000 shares and William Quast failed to file, on a timely basis, one report relating 880 shares of stock he acquired during that fiscal year. In fiscal 1996, Ian Davidson failed to file one report relating to the reinvestment of dividends totaling 14,902 shares. In that same year Sheila Rice failed to file one report respecting the transfer of 285 shares. In making these statements, the Company has relied on the written representations of its directors and officers and its ten percent holders and copies of the reports they have filed with the commission. All directors and officers filed timely reports of ownership in fiscal year 1997.
EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
TO OUR SHAREHOLDERS: The Compensation Committee of the Board of Directors (the

"Committee") reviews each salary adjustment for the Company's officers and recommends those adjustments to the full board. The Committee also provides recommendations to the full Board regarding contributions to the Company's Management Incentive Plan, the Company's Incentive Stock Option Plan, as well as the Employee Stock Ownership Plan (ESOP). It also provides recommendations regarding Director Compensation.
The Committee's objectives are as follows:
1. The Committee seeks to attract and retain the necessary management talent to successfully lead the Company. The Committee believes it must provide a compensation package which is competitive in the marketplace with other comparable companies.
2. The Committee encourages decision making that enhances shareholder value. The Committee believes that this objective is met by linking executive pay to corporate performance.
3. The Committee seeks to promote a close identity of interest between management and the Company's shareholders. The committee believes its CEO compensation plan, the Employee Stock Ownership Plan and the Company's Incentive Stock Option Plan promote this objective.
Total Compensation for executive officers is determined by marketplace survey data, Company performance and individual performance. A control point and a salary range is established for each executive based on market information of companies in the gas utility industry. Each executive receives a base salary and annual incentive award which, when combined, place the executive within the salary range for the position. The amount of the incentive award varies based upon the Company's performance. Incentive awards have traditionally ranged from 12% to 50% of base salary.
Compensation for the Chief Executive Officer is accomplished through a combination of annual incentive awards pursuant to the Company's Management Incentive Plan and a deferred cash incentive plan. The Management Incentive Plan provides for the payment of a cash bonus depending on two criteria, earnings per share relative to a predetermined target and achieving a return on equity of 12%. Incentives awarded under this plan increase as the Company's performance, as measured by these two criteria, improves.
The deferred cash incentive plan (applicable only to the CEO) has been approved by the Compensation committee effective July 1, 1995. The plan calls for the payment of a cash amount in lieu of salary increases. The cash amount is calculated by a formula that is governed by the total return to the ENERGY WEST shareholder. Cash payments under this plan are calculated by a formula tied to total shareholder return (dividends and stock price appreciation). It is designed to be equivalent to a salary adjustment of 3% if the Company's growth in total return is commensurate with the total return growth of 7.93%, which is equivalent to the Standards and Poor's (S&P Utility)average growth over the five year period ending June 30, 1995. The cash contributions calculated by that formula are deferred for three years from the year in which they are earned and paid out in that third year. If the CEO retires at or after age 65 he is entitled to the total cash balance existing in his deferral account at the time of his retirement. The plan, therefore, eliminates base wage increases and replaces them with an incentive tied to increases in shareholder value.
                        MEMBERS OF THE COMPENSATION COMMITTEE
IAN B. DAVIDSON, COMPENSATION COMMITTEE CHAIRMAN; THOMAS N. MCGOWEN, JR.; DAVID
                                      A. FLITNER
The table following sets forth the cash compensation of the executive officers of the Company earning compensation in excess of $100,000.


                     Shares                        Number of Unexercised                Value of Unexercised
                    Acquired        Value        Options/SARs at 6/30/96 (#)          Options/SARs at 6/30/96 ($)
Name             on Exercise (#)  Realized ($)  Exercisable (E)  Unexercisable (U)  Exercisable (E)  Unexercisable (U)
Larry D. Geske         $0               $0         7,000 (E)       8,000 (U)          $59,521 (E)     $68,024 (U)
Tim Good           $2,000           $4,256         7,280 (E)         720 (U)          $61,902 (E)      $6,122 (U)

(1) Consists of stock options held at the end of the fiscal year; all such options are limited in the amount that can be exercised in the period. Of that 15,000, Mr. Geske could have xercised 7,000, 5,000 and 4,000 for the respective fiscal years 1997, 1996 and 1995. For Mr. Good the options held at the end of each fiscal year were 8,000 for each fiscal year identified. Certain of those shares are limited in the number that can be exercised in any one year. Mr. Good could have exercised 7,280, 5,680 and 4,080 at the end of the fiscal years indicated respectively.

(2) Includes amounts contributed to the Energy West Money Purchase Defined Contribution Plan on behalf of Mr. Geske in the following amounts for the fiscal years 1997, 1996 and 1995 of $10,497, $12,634 and $13,044 respectively; and on behalf of Mr. Good in the following amounts for those same years of $10,173, $9,964 and $10,218. With regard to the Energy West Employee Stock Ownership Plan, for those three fiscal years Mr. Geske received the following contributions, $2,407, $3,976 and $4,422 respectively. Mr. Good received the following contributions to that plan for those same years of $2,333, $2,800 and $3,464. "Other Compensation" also includes contributions made to the Energy West Cafeteria Plan for those three fiscal years for Mr. Geske in the amounts of $1,440 for each year and for Mr. Good in the amount of $1,080 in each year.

(3) Represents amount set aside for Mr. Geske pursuant to the CEO Deferred Compensation Plan.

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to shareholders of ENERGY WEST Incorporated during the five year period ended June 30, 1997, as well as an overall stock market index (S&P 500 Index) and the peer group index (S&P Utility Index).

                      COMPARISON OF FIVE YEAR CUMULATIVE RETURNS


            S & P Utilities   S & P 500 Composite      ENERGY WEST, INC.
1992           $100                $100                     $100
1993           $143                $129                     $172
1994           $133                $130                     $185
1995           $153                $165                     $188
1996           $189                $207                     $191
1997           $173                $246                     $178


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES The following table provides information with respect to the named executive officers, concerning any exercise of stock options during the fiscal year.

Summary Compensation Table

Annual Compensation                                                       Long-Term Compensation
Name and Principal Position
     Year      Salary    Bonus        Other Annual         Restrictive     Options/       LTIP           All Other
                                      Compensation         Stock Awards    SAR (#) (1)    Payouts ($)    Compensation (2)
Larry D. Geske, President and CEO
     1995      $104,972  $52,507              0              0              5,000         0              $18,906
     1996      $104,972  $17,979 (3)          0              0              5,000         0              $20,174
     1997      $104,972  $11,452 (3)          0              0             15,000         0              $14,344

Tim Good, Vice President
     1995      $79,625   $22,556              0              0             0              0              $14,672
     1996      $84,385   $15,258              0              0             0              0              $13,844
     1997       86,977   $14,756              0              0             0              0              $13,585


Values are calculated by subtracting the exercise price from the fair market value of the stock at the fiscal year-end multiplied by the number of option shares. The average of the bid and close price for the month of June 1997 is used. That average price was $8.503.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Board of Directors has appointed Ernst & Young LLP of Denver, Colorado, as independent public accountants for the Company, to examine the Company's financial statements for the current year ending June 30, 1998 and to perform other appropriate accounting services and recommends that th shareholders of the Company ratify that appointment. Ernst & Young LLP has served as the Company's independent accountants for more than thirty years, including fiscal years ended June 30, 1997, 1996, and 1995 and have no relationship with the Company other than that arising from their employment as independent public accountants. While representatives of Ernst & Young LLP will not be available to make a statement or answer questions at the meeting, the Company will, upon request, forward any shareholder inquiries to Ernst & Young LLP and forward responses thereto to interested shareholders subsequent to the meeting.
It is intended that the proxies will be voted for the ratification of the appointment of such firm unless otherwise indicated. If the appointment is not ratified by shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS APPROVAL OF THE SELECTION OF ERNST AND YOUNG LLP AS AUDITORS FOR FISCAL YEAR 1998.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING
In order for proposals for stockholders to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Shareholders of ENERGY WEST, such proposals must be received by the Secretary of ENERGY WEST before June 20, 1998.

Your immediate attention to completing and mailing this proxy will be greatly appreciated.
Dated: October 21, 1997
By Order of the Board of Directors
Great Falls, Montana

                                       John C. Allen, Corporate Secretary
                                            (406) 791-7503